Exhibit 99.1

For Immediate Release
Mediacom Communications Announces
Expiration and Final Results of Tender Offers for
9 1/2% Notes and 7 7/8% Notes

Middletown, NY — September 9, 2009 — Mediacom Communications Corporation (Nasdaq: MCCC) and its subsidiaries Mediacom LLC and Mediacom Capital Corporation (together, the “Companies”) today announced the expiration and final results of the previously announced cash tender offers for any and all of the Companies’ outstanding 9 1/2% Senior Notes due 2013 (the “9 1/2% Notes”) and the Companies’ outstanding 7 7/8% Senior Notes due 2011 (the “7 7/8% Notes” and, together with the 9 1/2% Notes, the “Notes”). The tender offers expired at 11:59 p.m., New York City time, on September 8, 2009 (the “Expiration Date”).
As previously announced, on August 25, 2009, the Companies early accepted and paid for all Notes validly tendered and not withdrawn as of 5:00 p.m., New York City time, on August 24, 2009 (the “Early Tender Date”). As of the Early Tender Date, holders of $385.2 million aggregate principal amount of 9 1/2% Notes and $63.6 million aggregate principal amount of 7 7/8% Notes had validly tendered and not withdrawn their Notes.
Since the Early Tender Date, holders of $5.0 million aggregate principal amount of 9 1/2% Notes and $7.5 million aggregate principal amount of 7 7/8% Notes have validly tendered their Notes as of the Expiration Date. Payment for such Notes, including accrued and unpaid interest from the last interest payment date applicable to, but not including, the payment date, will be made promptly.
Pursuant to the tender offers, the Companies have or will purchase, in the aggregate, $390.2 million principal amount of 9 1/2% Notes and $71.1 million principal amount of 7 7/8% Notes, representing 78% and 57% of the outstanding principal amount of those notes, respectively.
The Companies previously announced the call for redemption of the entire principal amount of both its 9 1/2% Notes and 7 7/8% Notes that remain outstanding following the expiration of the tender offers. The redemption date for both series of Notes has been set for September 24, 2009. In accordance with the redemption provisions of the Notes and the related indentures, any non-tendered Notes will be redeemed at a price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date.
Wells Fargo Securities and Citi acted as the dealer managers for the tender offers, and Global Bondholder Services Corporation acted as the information agent and depositary. Questions regarding the tender offers may be directed to Wells Fargo Securities at (866) 309-6316 or Citi at (800) 558-3745.
This announcement does not constitute an offer to purchase or a solicitation of any offer to sell with respect to the 9 1/2% Notes or the 7 7/8% Notes. The tender offers are being made solely by the Offer to Purchase, dated August 11, 2009, as amended and supplemented by the Supplement to the Offer to Purchase, dated August 13, 2009, and the related Letter of Transmittal, copies of which are available from the Information Agent.

About Mediacom Communications Corporation
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed data access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
In this press release, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition for video, high-speed data and phone customers; our ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; greater than anticipated effects of economic downturns and other factors which may negatively affect our customers’ demand for our products and services; increasing programming costs and delivery expenses related to our products and services; changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies; changes in assumptions underlying our critical accounting polices which could impact our results; fluctuations in short term interest rates which may cause our interest expense to vary from quarter to quarter; our ability to generate sufficient cash flow to meet our debt service obligations; instability in the credit markets, which may impact our ability to refinance our debt in the same amounts and on the same, or similar, terms as we currently experience; and the other risks and uncertainties discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2008 and other reports or documents that we file from time to time with the SEC. Statements included in this press release are based upon information known to us as of the date that this press release is filed with the SEC, and we assume no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.
Source: Mediacom Communications Corporation

Contact:
Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754